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                                  EXHIBIT 99.2

                       PRESS RELEASE DATED MARCH 31, 1998








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COMPANY RELEASE

SHOPPING.COM ANNOUNCES BOARD OF DIRECTOR CHANGES


MARCH 30, 1998 03:00 PM


CORONA DEL MAR, Calif., March 30 -- Shopping.com IBUY, Robert J. McNulty, Chief Executive Officer of Shopping.com announced the following changes to the Board of Directors of the company.

"Because of his commitment to his shareholders to devote his time to early stage incubator companies and his commitment to them not to serve on boards of public companies, Mr. Bill Gross has resigned as our chairman. During his term, Bills intense knowledge of the Internet and technology has helped lead Shopping.com to the state-of-the-art level at which we currently operate. Bill leaves Shopping.com management with his vision toward the future, and as one of our major shareholders we hope to continue to avail ourselves of his knowledge."

"We are also pleased to announce the addition of Mr. Frank Denny to our board. Mr. Denny brings over 30 years of broad retail experience to the company. Mr. Denny is a pioneer in the retail industry; his multi product category and store format experience make him a perfect candidate to help direct our focus in the emerging Internet retail industry."

Mr. Denny was the founder of Builders Square which, over a period of six years, he expanded into a 145 store franchise operation with annual revenues of approximately 2.0 billion dollars. In addition he held the position of president and CEO of W.R. Grace home centers, the first national chain of home centers. Mr. Denny was an officer of the Home Center institute and a charter member of the National Home Center Congress and Exposition. He was a founder of the DIY (Do It Yourself) Research Institute based in Indianapolis Indiana. Mr. Denny completed the Harvard University Retail Management and Harbridge House Retail Management School Programs.

Shopping.com is an innovative Internet-based electronic retailer that markets a selection of brand name consumer and commercial products at low prices via its website. Utilizing state-of-the-art proprietary technology, Shopping.com offers Internet shoppers over one million products, ranging from automotive parts and accessories to books, office supplies and music CDs. Visit Shopping.com at www.shopping.com -SOURCE Shopping.com .






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